EXHIBIT 11




                      SUNBEAM CORPORATION AND SUBSIDIARIES

                            CALCULATIONS OF EARNINGS
                           PER SHARE OF COMMON STOCK
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)





                                                                 THREE MONTHS ENDED         SIX MONTHS ENDED
                                                               -----------------------   ----------------------
                                                               JUNE 30,     JUNE 29,     JUNE 30,     JUNE 29,
                                                                1996         1997         1996         1997
                                                               ----------   ----------   ----------   ---------
                                                                     (UNAUDITED)              (UNAUDITED)
Net earnings applicable to common shareholders  ............     $ 7,205      $26,234      $24,566    $33,082
                                                                ========     ========     ========    ========
Weighted average number of common shares outstanding  ......      82,069       84,815       82,026     84,501
 Add:
   Common shares issuable for exercise of options, net of
     shares assumed to have been acquired with proceeds
     therefrom .............................................         380        2,731          455      2,820
                                                                --------     --------     --------    --------
Number of shares applicable to earnings per
 share calculation   .......................................      82,449       87,546       82,481     87,321
                                                                ========     ========     ========    ========
Earnings per share of common stock  ........................     $   .09      $   .30      $   .30    $   .38